Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2015

Huron Consulting Group Closes Acquisition of Studer Group

CHICAGO – February 13, 2015 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced that the Company completed its acquisition of Studer Group®, a premier professional services firm that assists healthcare providers achieve cultural transformation to deliver and sustain exceptional improvement in clinical outcomes and financial results.

The acquisition combines Huron Healthcare’s performance improvement and clinical transformation capabilities with Studer Group’s Evidence-Based LeadershipSM framework to provide unparalleled leadership and cultural transformation expertise for healthcare provider clients. The acquisition also adds proprietary, market-leading technology tools that will uniquely bolster Huron Healthcare’s core solutions.

Studer Group was founded in 2000 and is the recognized market leader in healthcare cultural transformation. The firm has approximately 235 full-time employees, including more than 70 coaches, with substantial industry experience serving more than 750 partner hospitals. Studer Group partners with clients to establish specific clinical, operational, and financial targets and implements its cultural transformation methodology to help clients meet and exceed those stated targets.

The acquisition creates a combined team of more than 1,500 dedicated healthcare professionals providing services to a broader range of hospitals. For reporting purposes, Studer Group will be included in the Huron Healthcare segment, which currently accounts for more than 50% of Huron’s overall revenue.

For more information, please read the press release announcing the Studer Group acquisition here.

About Huron Healthcare

Huron Healthcare is the premier provider of performance improvement and clinical transformation solutions for hospitals and health systems. By partnering with clients, Huron delivers solutions that improve quality, increase revenue, reduce expenses, and enhance physician, patient, and employee satisfaction across the healthcare enterprise. Clients include leading national and regional integrated healthcare systems, academic medical centers, community hospitals, and physician practices. Modern Healthcare ranked Huron Healthcare third on its 2014 list of the largest healthcare management consulting firms. Learn more at http://www.huronconsultinggroup.com/healthcare or follow us on Twitter: @Huron.

About Huron Consulting Group

Huron Consulting Group helps clients in diverse industries improve performance, transform the enterprise, reduce costs, leverage technology, process and review large amounts of complex data, address regulatory changes, recover from distress and stimulate growth. Our professionals employ their expertise in finance, operations, strategy and technology to provide our clients with specialized analyses and customized advice and solutions that are tailored to address each client’s particular challenges and opportunities to deliver sustainable and measurable results. The Company provides consulting services to a wide variety of both financially sound and distressed organizations, including healthcare organizations, leading academic institutions, Fortune 500 companies, governmental entities and law firms. Huron has worked with more than 425 health systems, hospitals, and academic medical centers; more than 400 corporate general counsel; and more than 350 universities and research institutions. Learn more at http://www.huronconsultinggroup.com/.

About Studer Group

A recipient of the 2010 Malcolm Baldrige National Quality Award, Studer Group is an outcomes-based healthcare performance improvement firm that works with healthcare organizations in the United States and Canada, teaching them how to achieve, sustain, and accelerate exceptional clinical, operational, and financial results. Working together, they help to get the foundation right so organizations can build a sustainable culture that promotes accountability, fosters innovation, and consistently delivers a great patient experience and the best quality outcomes over time. To learn more about Studer Group, visit studergroup.com.

Statements in this press release, including the information incorporated by reference herein, that are not historical in nature, including those concerning the Company’s current expectations about its future requirements and needs, are “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “provides,” “anticipates,” “assumes,” “can,” “will,” “meets,” “could,” “likely,” “intends,” “might,” “predicts,” “seeks,” “would,” “believes,” “estimates,” “plans” or “continues.”

These forward-looking statements reflect our current expectations about our future requirements and needs, results, levels of activity, performance, or achievements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: failure to achieve expected utilization rates, billing rates and the number of revenue-generating professionals; inability to expand or adjust our service offerings in response to market demands; our dependence on renewal of client-based services; dependence on new business and retention of current clients and qualified personnel; failure to maintain third-party provider relationships and strategic alliances; inability to license technology to and from third parties; the impairment of goodwill; various factors related to income and other taxes; difficulties in successfully integrating the businesses we acquire; and a general downturn in market conditions. With respect to our acquisition of Studer Group, additional factors that could cause actual results to differ materially from those indicated or implied by the forward-looking statements include, among others: our ability to successfully integrate Studer Group and to achieve expected benefits; failure to retain employees of Studer Group; the disruption of management’s attention from our ongoing business operations due to the acquisition of Studer Group; changes in the financial condition of the healthcare industry or higher education industry that Studer Group serves; risks associated with Studer Group’s software offerings, tools and consulting services; and risks relating to privacy, information security, and other healthcare-related laws and standards.

These forward-looking statements involve known and unknown risks, uncertainties and other factors, including, among others, those described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and under “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 that may cause actual results, levels of activity, performance or achievements to be materially different from any anticipated results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements as a result of new information or future events, or for any other reason.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

Investor Contact:

C. Mark Hussey

or

Ellen Wong

312-583-8722

investor@huronconsultinggroup.com

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